Exhibit 99.1

SS&C Names Joseph J. Frank as Group General Counsel, Chief Legal Officer and Global Head of Mergers & Acquisitions

WINDSOR, CT, February 20, 2018 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq:SSNC), a global provider of financial services software and software-enabled services, today announced the hiring of Joseph J. Frank as Group General Counsel, Chief Legal Officer, and Global Head of Mergers & Acquisitions. In this position Mr. Frank will report directly to William C. Stone, Chairman and Chief Executive Officer.

Mr. Frank joins SS&C from Shearman & Sterling LLP where he served as global co-head of the firm’s Securities Litigation and Enforcement Practice. Mr. Frank was recognized in December 2017 by The American Lawyer for his accomplishments as one of the nation’s leading attorneys. Mr. Frank routinely represents public companies, private equity firms, and investment banks across a range of disputes and M&A/divestiture transactions. Mr. Frank’s experience includes having tried cases to jury verdict in both federal and state court, and having advised boards of directors and special committees in numerous acquisitions, divestitures and business combinations.

"I am pleased to welcome Joe to SS&C”, said Bill Stone, Chairman and CEO, SS&C Technologies. “Joe is one of Wall Street’s best lawyers. He also has a keen understanding of the financial services sector and of financial technology in particular. We are excited to have him join our senior executive team.”

“I am delighted to join SS&C,” said Joseph Frank. “My background working closely with large financial institutions, major investment banks, and asset managers has positioned me to be able to help SS&C navigate its next chapter of growth.”

SOURCE: SS&C

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services industry. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Some 11,000 financial services organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C’s products and services.

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

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For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

Media Contacts

Randi Casciano

PAN Communications

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E-mail: rcasciano@pancomm.com